Exhibit 99.1

September 14, 2017

ALLIANCE DATA'S EPSILON RENEWS AGREEMENT WITH MIZKAN; EXPANDS
RELATIONSHIP TO BECOME AGENCY OF RECORD FOR TWO BRANDS

Epsilon to Drive Growth Through Strategic Planning, Creative, and Activation Services

Epsilon®, an Alliance Data (NYSE: ADS) company, has signed a renewal agreement with Mizkan America, Inc, the global leader in liquid condiments. Epsilon will now serve as agency of record for Mizkan brands Four Monks and Nature's Intent, in addition to continuing project-based work for Nakano and Holland House. Epsilon has been providing a variety of project-based agency services to Mizkan brands since 2014.

Headquartered in Mount Prospect, IL, Mizkan America, Inc., the pre-eminent manufacturer and marketer of specialty vinegars, mustards, cooking wines, marinades, Asian sauces and other liquid condiments, was founded in 1804 in Tokyo, Japan. The privately owned company expanded to North America in the late 1970s, bringing safe, secure and healthy food products to customers in the United States. The Mizkan product portfolio includes eleven recognizable consumer products brimming with flavor, aroma and consistency.

Under the terms of the expansion agreement, Epsilon will provide a variety of agency services, including creative development, strategic planning, and media activation. Marketing communications will be developed for Four Monks, a vinegar cleaning product, and Nature's Intent, an organic apple cider vinegar for cooking. Epsilon's work will be aimed at driving awareness, inspiring product trial for new customers and encouraging repeat purchase in the United States. Epsilon will develop a wide variety of content and advertisements, which will be deployed via online and offline channels and tactics, taking advantage of growing consumer interest in vinegar-based products. These integrated campaigns will feature individualized product offers and featured recipes delivered via in-store signage, print, web, mobile video, email and social media.

About Mizkan America
Based in Mount Prospect, IL, Mizkan America is a subsidiary of the Mizkan Group, a global, family-owned company that has been Bringing Flavor To Life™ for more than 200 years. As one of the leading makers of condiments and sauces in the United States, Mizkan America maintains 17 manufacturing facilities that serve the retail, foodservice, specialty-Asian and food-ingredient trade channels. Since 2005, Mizkan America has seen dramatic growth and their portfolio now includes a wide variety of vinegars, Italian and Asian sauces, mustards, cooking wines, wine reductions, sushi seasoning, salad dressings and peppers. Mizkan America brands include: Ragú®, Bertolli®, Holland House®, NAKANO®, Four Monks®, Barengo®, Mitsukan®, Tres Hermanas®, Nature's Intent®, World Harbors® and Rio Luna™. Mizkan America is also the exclusive distributor for Angostura® Bitters in North America. For more information about Mizkan America, please visit:  www.Mizkan.com.

About The Mizkan Group
The Mizkan Group is a privately held, international food manufacturer, headquartered in Handa City, Japan, with a heritage that spans more than 200 years. Always guided by the company's Two Principles (Offer customers only the finest products; and Continually challenge the status quo), the Mizkan Group offers a line-up of well-known international brands under the Mizkan umbrella and is a leader in the liquid condiment category. The Mizkan Group has operating facilities around the globe in places including: Japan, China, the United Kingdom, the United States, Singapore, Hong Kong and Taiwan. More information about the Mizkan Group can be found at:  www.Mizkan.com.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate by Conversant®, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Agency Network, #1 Largest U.S. Agency from All Disciplines, #1 Largest U.S. CRM/Direct Marketing Agency Network and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data® company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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